Exhibit 99.01
Contacts:	Rebecca Geier Corporate Communications and Investor Relations Manager (512) 683-5325

National Instruments Updates Q1 Business Outlook

NI Estimates Q1 2005 Revenue of $130 million and EPS of approximately $0.12

AUSTIN, Texas -- April 1, 2005 -- National Instruments (NASDAQ:NATI) today announced preliminary revenue for the first quarter of 2005 of approximately $130 million, a 4 percent increase over the first quarter of 2004 and down 5 percent sequentially. NI estimates that diluted earnings per share (EPS) for the first quarter of 2005 will be approximately $0.12. This estimate is below the company's previous guidance for flat sequential revenue growth and diluted EPS of $0.16 to $0.20.

The short fall in National Instruments revenue occurred due to a reduction in large system level orders and a decline in instrument control sales. The value of large orders over $20,000 declined by approximately $6 million sequentially. On a product basis, a weakened global industrial economy caused a 17 percent year-over-year decline in sales of National Instruments instrument control products. As a group, other products including software, PXI, data acquisition and modular instruments continued to show growth, with approximately 9 percent year-over-year growth.

On a regional basis revenues for the quarter as compared to Q1 2004 were year-over-year approximately flat in Europe, up approximately 7 percent in Asia and in the Americas, giving overall growth of 4 percent. In Japan we saw a 5 percent year-over-year reduction in revenues in Q1 as a result of a weakened Japanese economy. Sales in the rest of Asia were up approximately 19 percent year-over-year.

NI expects gross margins for the quarter to increase to approximately 75 percent, up 1 percent from Q4 2004 and total expenses for the quarter to be approximately $84 million. Due to the strengthening of the dollar, NI expects a foreign exchange loss of approximately 1 million dollars in Q1 2005. As a result of the lower-than-expected revenue growth, the company will be revising its spending plans for the rest of 2005.

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National Instruments Updates Q1 Business Outlook
April 1, 2005

"While we anticipated that Q1 would be a tough year-over-year compare due to our strong revenue growth in Q1 2004, we are disappointed with our revenue performance," said Alex Davern, CFO. "In Q1 2004 our revenues were up slightly from Q4 2003 on the strength of record highs in the JP Morgan Global Purchasing Manager's Index. It is clear now that the decline in the global PMI which has been driven lower by high oil prices and increased interest rates had a greater impact than we anticipated."

"As we move into the second half of the year our year-over-year revenue growth compares will get easier," said Davern. "We will spend carefully and are focused on leveraging our existing investments to drive the long-term growth of the company."

"I am disappointed with our revenue performance in Q1, especially our more mature instrument control products," said Dr. James Truchard, President and CEO. "However, I am pleased that the strong output of new products the past year from our continued strong R&D investment has generated sufficient revenue growth to offset the decline in our mature instrument control products," added Dr. Truchard. "New product areas of multimeters, high-speed digitizers, PXI switching, RF instruments and CompactRIO have expanded virtual instrumentation into new applications, and these product areas had significant year-over-year revenue growth in Q1 2005."

National Instruments continues to have a strong balance sheet with $227 million in cash and short term investments as of December 31, 2004.

NI will discuss preliminary results for the first quarter in a conference call Friday, April 1, 2005 beginning at 8:00 a.m. CT, at ni.com/call. Replay information will be available by calling (719) 457-0820, confirmation code #4573850, from April 1, 2005, at 11:00 a.m. CT, to April 7, 2005, at midnight.

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National Instruments Updates Q1 Business Outlook
April 1, 2005

This release contains "forward looking statements," including our expected revenue and earnings per share for the first quarter of 2005, strong output of new products; increased R&D investment, expansion of virtual instrumentation into new applications, strong adoption of M Series and USB data acquisition products, record unit shipments in Q1, reductions in order sizes, a weakened global economy, decline in instrument control products, expectation for increases in company gross margins, and revisions to plans for 2005.

All statements made regarding anticipated first quarter results are based on current information. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for risks associated with the Company's future performance.

About National Instruments

National Instruments (www.ni.com) is a technology pioneer and leader in virtual instrumentation -- a revolutionary concept that has changed the way engineers and scientists in industry, government and academia approach measurement and automation. Leveraging PCs and commercial technologies, virtual instrumentation increases productivity and lowers costs for test, control and design applications through easy-to-integrate software, such as NI LabVIEW, and modular measurement and control hardware for PXI, PCI, USB and Ethernet. Headquartered in Austin, Texas, NI has more than 3,400 employees and direct operations in nearly 40 countries. In 2004, the company sold products to more than 25,000 companies in 90 countries. For past six years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company's investor relations department by calling (512) 683-5090, by sending e-mail to nati@ni.com or by visiting www.ni.com/nati.

LabVIEW, National Instruments and NI are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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